Exhibit 5.1

American Renal Associates Holdings, Inc.

500 Cummings Center, Suite 6550

Beverly, Massachusetts 01915

April 22, 2016

American Renal Associates Holdings, Inc.

500 Cummings Center, Suite 6550

Beverly, Massachusetts 01915

Ladies and Gentlemen:

I am the Vice President and General Counsel of American Renal Associates Holdings, Inc., a Delaware corporation (the “Company”), and I am delivering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) up to 4,000,000 shares (the “2016 Plan Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), that may be issued by the Company pursuant to the American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), (2) up to 34,350 shares (the “2011 Plan Shares”) of Common Stock that may be issued by the Company pursuant to the American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors (the “2011 Nonemployee Director Plan”), (3) up to 5,591,708 shares (the “2010 Plan Shares”) of Common Stock that may be issued by the Company pursuant to the American Renal Associates Holdings, Inc. 2010 Stock Incentive Plan, (the “2010 Plan”), (4) up to 115,936 shares (the “2005 Plan Shares”) of Common Stock that may be issued by the Company pursuant to the American Renal Holdings Inc. 2005 Equity Incentive Plan (the “2005 Plan”) and (5) up to

4,093 shares (the “2000 Plan Shares” and, together with the 2016 Plan Shares, the 2011 Plan Shares, the 2010 Plan Shares and the 2005 Plan Shares, the “Shares”) of Common Stock that may be issued by the Company pursuant to the American Renal Associates, Inc. 2000 Equity Incentive Plan (the “2000 Plan” and, together with the 2015 Plan, the 2011 Nonemployee Director Plan, the 2010 Plan and the 2005 Plan, the “Plans”).

I and/or other lawyers under my supervision have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company and the Plans, which have been filed with the Commission as exhibits to the Registration Statement. In addition, I and/or other lawyers under my supervision have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I come into the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Michael R. Costa

Michael R. Costa, Esq.
Vice President and General Counsel of the Company